Exhibit 99.4

Sun Hydraulics Reports 2016 Second Quarter Results, ¡Tambien Hablamos Español!
SARASOTA, FL, August 3, 2016 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the second quarter of 2016 as follows:

(Dollars in millions except net income per share)
	July 2, 2016	June 27, 2015	Decrease
Three Months Ended
Net sales	$50.8	$54.0	(6)%
Net income	$7.0	$9.2	(24)%
Net income per share:
Basic	$0.26	$0.35	(26)%
Diluted	$0.26	$0.35	(26)%
Six Months Ended
Net sales	$101.8	$108.4	(6)%
Net income	$15.2	$19.6	(22)%
Net income per share:
Basic	$0.57	$0.74	(23)%
Diluted	$0.57	$0.74	(23)%

“Sales for the second quarter of 2016 were slightly above expectations,” reported Wolfgang Dangel, Sun’s President and CEO. “Year-over-year, global demand weakened by 6% as end market headwinds continued to influence results. The Americas experienced a 10% decline, primarily due to the continued impact of lower oil prices and lack of investment in the mining sector. The European and Asian Pacific regions were down only marginally, at 3% and 1% respectively. Profitability was in line with our projections as currency impacted EPS by less than $0.01 over last year.”

“Demand in our various end markets remains sluggish, but we are encouraged by increased sales in selected markets throughout Asia Pacific which are directly attributable to our increased marketing efforts in the region", acknowledged Dangel. "We believe that continued investment is a necessary component to drive long-term results. To this end, we are accelerating lean manufacturing efforts, expanding our electronic and digital capabilities, acquiring talent to complement our current competencies, and acting on opportunities where we can grow in both new and existing geographic regions.”

"Over the last few weeks, we announced two exciting initiatives," Dangel added. “The first is our load holding valve selection tool - QuickSelect™ which aids our customers in choosing the right product for their specific application. And the second is the Spanish language version of our industry-acclaimed website which introduces Sun to a new audience. In addition to Spanish, our website also supports English, French, Chinese and German. These initiatives are long-term investments focused on strong customer relationships and enhanced market penetration.”

“The economic environment remains clouded, with geopolitical instability impacting visibility so it is more important than ever that we maintain our long-term mindset," concluded Dangel. “By continuing to invest in future growth, we will remain positioned to respond to customer demand with our superior product and service performance.
Outlook
Third quarter 2016 revenues are expected to be approximately $46 million, down 4% from the third quarter of 2015. Earnings per share are estimated to be $0.19 to $0.21, compared to $0.32 in the same period a year ago. The 2015 earnings include a one-time gain on the sale of the building in Korea of approximately $0.04.  The 2016 estimate includes additional expenses incurred for growth initiatives mentioned and related compensation of approximately $0.04. Additionally, CEO transition expenses will negatively impact EPS by approximately $0.01.  The transition costs will continue to reduce earnings through the first quarter of 2017. The remainder of the expected decline is attributable to decreased volume. Currency is not expected to have a substantial impact on earnings per share in third quarter estimates.

Webcast
Sun Hydraulics Corporation will broadcast its 2016 second quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, August 4, 2016. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-395-3227 and using 9774362 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun leadership will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended July 2, 2016, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 2, 2016. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	July 2, 2016	June 27, 2015
	(unaudited)	(unaudited)
Net sales	$50,809	$54,016
Cost of sales	31,856	32,612
Gross profit	18,953	21,404
Selling, engineering and administrative expenses	8,509	7,329
Operating income	10,444	14,075
Interest (income) expense, net	(386)	(344)
Foreign currency transaction (gain) loss, net	(151)	260
Miscellaneous (income) expense, net	387	185
Income before income taxes	10,594	13,974
Income tax provision	3,604	4,726
Net income	$6,990	$9,248
Basic net income per common share	$0.26	$0.35
Weighted average basic shares outstanding	26,908	26,684
Diluted net income per common share	$0.26	$0.35
Weighted average diluted shares outstanding	26,908	26,684
Dividends declared per share	$0.090	$0.090

	Six months ended
	July 2, 2016	June 27, 2015
	(unaudited)	(unaudited)
Net sales	$101,837	$108,402
Cost of sales	63,343	65,603
Gross profit	38,494	42,799
Selling, engineering and administrative expenses	16,164	14,615
Operating income	22,330	28,184
Interest income, net	(758)	(661)
Foreign currency transaction gain, net	(265)	(699)
Miscellaneous (income) expense, net	564	212
Income before income taxes	22,789	29,332
Income tax provision	7,591	9,707
Net income	$15,198	$19,625
Basic net income per common share	$0.57	$0.74
Weighted average basic shares outstanding	26,857	26,645
Diluted net income per common share	$0.57	$0.74
Weighted average diluted shares outstanding	26,857	26,645
Dividends declared per share	$0.270	$0.270

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	July 2, 2016	January 2, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$99,629	$81,932
Restricted cash	40	44
Accounts receivable, net of allowance for doubtful accounts of $218 and $184	19,751	13,531
Inventories	12,310	13,047
Income taxes receivable	—	123
Deferred income taxes	462	460
Short-term investments	38,234	44,174
Other current assets	3,458	3,707
Total current assets	173,884	157,018
Property, plant and equipment, net	71,573	74,121
Goodwill	4,852	4,988
Other assets	6,355	5,413
Total assets	$256,664	$241,540
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,457	$4,422
Accrued expenses and other liabilities	4,569	4,849
Income taxes payable	1,634	—
Dividends payable	2,422	2,411
Total current liabilities	14,082	11,682
Deferred income taxes	7,665	7,411
Other noncurrent liabilities	—	260
Total liabilities	21,747	19,353
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,921,211 and 26,786,518 shares outstanding	27	27
Capital in excess of par value	87,246	82,265
Retained earnings	159,226	149,938
Accumulated other comprehensive income (loss)	(11,582)	(10,043)
Total shareholders’ equity	234,917	222,187
Total liabilities and shareholders’ equity	$256,664	$241,540

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Six months ended
	July 2, 2016	June 27, 2015
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$15,198	$19,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,034	4,572
(Gain)Loss on disposal of assets	316	94
Provision for deferred income taxes	(131)	98
Allowance for doubtful accounts	34	(29)
Stock-based compensation expense	2,884	1,959
(Increase) decrease in:
Accounts receivable	(6,254)	(1,992)
Inventories	737	1,668
Income taxes receivable	123	—
Other current assets	249	(37)
Other assets	(55)	373
Increase (decrease) in:
Accounts payable	1,035	765
Accrued expenses and other liabilities	1,399	1,050
Income taxes payable	1,634	327
Other noncurrent liabilities	(260)	(3)
Net cash provided by operating activities	21,943	28,470
Cash flows from investing activities:
Investment in licensed technology	(850)	(575)
Capital expenditures	(2,557)	(3,079)
Proceeds from dispositions of equipment	2	—
Purchases of short-term investments	(9,637)	(12,025)
Proceeds from sale of short-term investments	15,803	10,611
Net cash provided by (used in) investing activities	2,761	(5,068)
Cash flows from financing activities:
Proceeds from stock issued	418	550
Dividends to shareholders	(5,900)	(7,194)
Change in restricted cash	4	3
Net cash used in financing activities	(5,478)	(6,641)
Effect of exchange rate changes on cash and cash equivalents	(1,529)	(1,937)
Net increase in cash and cash equivalents	17,697	14,824
Cash and cash equivalents, beginning of period	81,932	56,843
Cash and cash equivalents, end of period	$99,629	$71,667
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$5,582	$9,369
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$1,679	$3,535

Contact:
David Lamb
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200